As filed with the Securities and Exchange Commission on August 3, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation of organization)	95-4148514 (I.R.S. Employer Identification No.)

TETRA TECH, INC.

3475 E. Foothill Boulevard, Pasadena, CA 91107

(Address of Principal Executive Offices)

TETRA TECH, INC. 2018 EQUITY INCENTIVE PLAN
(Full title of the plan)

Copy to:

Preston Hopson Senior Vice President, General Counsel and Secretary TETRA TECH, INC. 3475 E. Foothill Boulevard, Pasadena, CA 91107	Joseph K. Urwitz McDermott Will & Emery LLP 28 State Street Boston, MA 02109-1775

(Name and address of agent for service)

Preston Hopson

Senior Vice President, General Counsel and Secretary

TETRA TECH, INC.

3475 E. Foothill Boulevard, Pasadena, CA 91107

(626) 351-4664
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum offering price per	Proposed maximum aggregate offering	Amount of
Title of Securities to be Registered	registered(1)	share(2)	price(2)	registration fee
Common Stock, par value $0.01 per share	3,300,000	$60.38	$199,254,000	$24,807.12

(1)         The Registrant  is filing this Registration Statement on Form S-8 to register an aggregate of 3,300,000 shares of its common stock, par value $0.01 per share (“Common Stock”), reserved for issuance pursuant to the Tetra Tech, Inc. 2018 Equity Incentive Plan  (the “Plan”), consisting of (i) 3,000,000 shares of Common Stock reserved for issuance pursuant to the terms of the Plan and (ii) 300,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)         Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $60.38 per share, which is the average of the high and low sales prices of the common stock as reported on The Nasdaq Global Market on July 31, 2018.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plans as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a)  Our Annual Report on Form 10-K for the year ended October 1, 2017 (filed with the SEC on November 20, 2017);

(b)  Our Quarterly Reports on Form 10-Q for the quarter ended July 2, 2017 (filed with the SEC on August 4, 2017), the quarter ended on December 31, 2017 (filed with the SEC on February 1, 2018), the quarter ended April 1, 2018 (filed with the SEC on May 4, 2018) and the quarter ended July 1, 2018 (filed with the SEC on August 3, 2018);

(c)  Our Current Reports on Form 8-K filed with the SEC on November 9, 2017, January 22, 2018, January 31, 2018, March 9, 2018, May 2, 2018 and August 1, 2018 (to the extent filed and not furnished with the SEC); and

(d)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-19655) as filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

The Registrant’s restated certificate of incorporation provides that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.  This right to indemnification is a contract right and includes the right to be paid by the Registrant the expresses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Registrant’s restated certificate of incorporation or otherwise.  The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation limits the personal liability of the Registrant’s directors to the fullest extent permitted by Section 102 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains directors’ and officers’ liability insurance for its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 26, 2009).
4.2

Bylaws of the Company (amended and restated as of April 2009) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 24, 2009), and amended as of November 7, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 9, 2016).

5.1	Opinion of Preston Hopson, Senior Vice President, General Counsel and Secretary.
23.1	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (set forth on signature page).
99.1	TETRA TECH, INC. 2018 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on January 24, 2018).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Pasadena, State of California, on July 30, 2018.

TETRA TECH, INC.

By:	/s/ Dan L. Batrack
Dan L. Batrack, Chairman and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan. L. Batrack and Preston Hopson, and each of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2018.

Signature	Title

/s/ Dan L. Batrack	Chairman and CEO
Dan L. Batrack	(Principal Executive Officer of the Registrant)

/s/ Steven M. Burdick	Executive Vice President and Chief Financial Officer
Steven M. Burdick	(Principal Financial Officer of the Registrant)

/s/ Gary R. Birkenbeuel	Director
Gary R. Birkenbeuel

/s/ Hugh M. Grant	Director
Hugh M. Grant

/s/ Patrick C. Haden	Director
Patrick C. Haden

/s/ J. Christopher Lewis	Director
J. Christopher Lewis

/s/ Joanne M. Maguire	Director
Joanne M. Maguire

/s/ Kimberly E. Ritrievi	Director
Kimberly E. Ritrievi

/s/ Albert E. Smith (PD)	Director
Albert E. Smith (PD)

/s/ J. Kenneth Thompson	Director
J. Kenneth Thompson

/s/ Kirsten M. Volpi	Director
Kirsten M. Volpi